2013-12-20, 17:06:34, EST

File insider report – Completed

The transaction has been reported.

Reported transactions for this session.

Insider:	Clarkson. R	Issuer:	TransGlobe Ener	Security	Common Sha

Transaction Number	2383697
Security designation	Common Shares
Opening balance of securities held	2236493
Date of transaction	2013-12-20
Nature of transaction	10-Acquisition or disposition in the public market
Number or value or securities	12000
Disposed of
Unit price or exercise price	9.2600	Currency	Canadian Dollar

Closing balance of securities held	2224493	Insider’s
		calculated
		balance
Filing date/time	2013-12-20
	17:06:28
General remarks (if necessary to describe the transaction)
Private remarks to securities regulatory authorities